Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”) takes effect as of June 1, 2010, and is entered into by and between LecTec Corporation, a Minnesota corporation (the “Company”), and Mr. Judd Berlin (“Advisor”), who is domiciled in the State of Florida.

WHEREAS, Advisor is the Chairman of the Board of Directors, and former Chief Executive Officer and Chief Financial Officer, of the Company; and

WHEREAS, given Advisor’s prior experience as an officer of the Company and knowledge of the Company’s pending litigation and hand sanitizing patch initiative, the Company desires to retain Advisor to render certain advisory services to the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, Advisor desires to be retained by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Retention of Advisor; Services to be Performed.  The Company hereby retains Advisor to render the advisory services set forth on Exhibit A hereto (the “Services”).  Advisor hereby accepts such engagement and agrees to perform such Services for the Company upon the terms and conditions set forth in this Agreement.  During the Term of this Agreement, Advisor shall devote such portion of his time, attention, skill and energy as may be reasonably required to perform the Services required by this Agreement.  For the purposes of the Services provided under this Agreement, Advisor shall coordinate his efforts under this Agreement with the Company’s Chief Executive Officer.

In rendering Services hereunder, Advisor shall not be acting as an employee of the Company.  Advisor shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Advisor under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Advisor shall immediately reimburse the Company for all such payments made by the Company.

2.           Term.  This Agreement shall commence as of the date first written above and shall continue for a continuous period until terminated in accordance with Section 6 (the “Term”).

3.           Compensation.  As compensation for Advisor’s Services, the Company shall pay to Advisor an annual fee of $132,000 (the “Advisory Fee”).  The Advisory Fee shall be payable to Advisor at the end of each calendar month (or part thereof on a pro rata basis) during the Term, beginning in June 2010.  In the event that Advisor becomes physically or mentally disabled such that he is unable to adequately perform the Services, the Company shall not be obligated for the payment of any further compensation hereunder until such disability has ceased and Advisor is able to resume his responsibilities and duties hereunder, even though this Agreement has not been terminated by the Company pursuant to Section 6(b).

4.           Expenses.  The Company shall reimburse Advisor in accordance with the policies and procedures that the Company establishes from time to time for all reasonable and necessary out–of–pocket expenses that Advisor incurs in performing the Services hereunder, including, without limitation, reasonable travel expenses incurred by Advisor. In addition, if and to the extent that such an allowance is not being provided to Advisor as Chairman of the Board of the Company, the Company will provide Advisor with a monthly mobile telephone allowance of $500.

5.           Standards of Conduct.  Advisor and the Company acknowledge that Advisor is also concurrently serving as a member of the Company’s Board of Directors and in such role owes certain duties to the Company and its shareholders, including, without limitation, duties of care and loyalty, which will also govern Advisor’s performance of the Services hereunder.  In the event that Advisor is continuing to perform the Services under this Agreement after Advisor has ceased to be a member of the Board of Directors, then the following provisions shall become effective upon Advisor ceasing to be a director of the Company:

(a)           Ownership of Intellectual Property

(i)           Notification and Disclosure.  Advisor shall promptly notify the Company in writing of the existence and nature of, and shall promptly and fully disclose to the Company, any and all ideas, designs, practices, processes, apparatus, improvements and inventions (all of which are hereinafter referred to as “inventions”) that Advisor has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the Term or which Advisor may conceive or reduce to practice within six (6) months after the Term, if such inventions relate to a product or process upon which Advisor worked during the Term.

(ii)           Ownership of Inventions.  All such inventions shall be the sole and exclusive property of the Company or its nominee, and during the Term of this Agreement and thereafter, whenever requested to do so by the Company, Advisor shall execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or convenient in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such inventions and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to such inventions.  Advisor will render aid and assistance to the Company in any interference or litigation pertaining to such inventions and all expenses reasonably incurred by Advisor at the request of the Company shall be borne by the Company.  In this connection, if any such aid or assistance requires any expenditure of Advisor’s time after termination of this Agreement, Advisor shall be entitled to compensation for the time requested by the Company at an hourly rate equal to the pro rata hourly rate at which Advisor was being paid for a normal pay period immediately prior to the end of the Term of this Agreement.

(iii)           Limitation.  The provisions of this Section 5(a) shall not apply to any invention meeting the following conditions:

(A)         such invention was developed entirely on Advisor’s own time;

(B)         such invention was made without the use of any of the equipment, supplies, facility or trade secret information of the Company;

(C)         such invention does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development; and

(D)         such invention does not result from any service performed by Advisor for the Company.

(iv)           Survival.  This Section 5(a) shall survive the Term.

(b)          Protection of Trade Secrets, Know–How and/or Other Confidential Information of the Company.

(i)           Confidential Information.  During the Term of this Agreement or at any time thereafter Advisor shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company as contemplated for use by Advisor under this Agreement) any confidential or secret knowledge or information of the Company which Advisor has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his engagement by the Company (including engagement by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company or any other confidential information or secret aspects of the business of the Company.  Advisor acknowledges that the above–described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term of this Agreement, Advisor will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this agreement by Advisor.

(ii)           Copyrightable Material.  All right, title and interest in all copyrightable material which Advisor shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are, by this Agreement, assigned to the Company along with ownership of any and all copyrights in the copyrightable material.  Advisor agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries.  Where applicable, works of authorship created by Advisor for the Company in performing his responsibilities under this agreement shall be considered “works made for hire” as defined in the U.S. Copyright Act.

(iii)           Know–How and Trade Secrets.  All know–how and trade secret information conceived or originated by Advisor which arises out of the performance of the services hereunder or any related material or information shall be the property of the Company and all rights therein are hereby assigned to the Company.

(iv)           Return of Records.  Upon termination of this Agreement, Advisor shall deliver to the Company all property that is in his possession and that is the Company’s property or relates to the Company’s business, including, but not limited to, records, notes, data, memoranda, software, electronic information, models, equipment and any copies of the same.  Advisor shall permanently delete all of his electronic data containing such property.

(c)           Advisor Representations and Warranties.  Advisor represents and warrants to the Company as follows:

(i)            Compliance with Laws.  All Services provided hereunder comply with or will comply with all applicable laws and regulations; and

(ii)           Competing Activities.  Advisor has disclosed to the Company any and all other obligations, arrangements, agreements or interests of Advisor that may constitute or give rise to a conflict of interest on the part of Advisor given the nature and terms of this Agreement, and Advisor is not now under any obligation of a contractual or other nature to any person, firm, corporation or other entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair the execution of this Agreement or the performance by Advisor of Advisor’s obligations hereunder.

(d)           Indemnification.  Advisor shall indemnify, defend and hold harmless the Company and its officers, directors, agents and employees from and against all claims, losses, expenses, fees (including attorneys’ and expert witnesses’ fees), costs and judgments that may be asserted against the Company (a) that result from the acts or omissions of Advisor or (b) that result from or arise in any way out of any such claims by any third parties which are based upon or are the result of any breach of the warranties contained in Section 5(c).

6.           Termination.  Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the Company and Advisor hereunder (other than the rights and obligations of the parties under Sections 5, 6 and 7(n) which shall survive any termination of this Agreement) shall be terminated immediately upon the occurrence of any of the following events:

(A)          Advisor’s death;

(B)          Advisor becomes physically or mentally disabled such that he is unable to adequately perform the services hereunder for a continuous period of thirty (30) days;

(C)           Advisor is convicted of any crime (excluding traffic violations or other minor offenses), or engages in any activity that constitutes a material violation of normal standards of business ethics;

(D)          Advisor willfully refuses to comply with or implement reasonable policies established by the Company;

(E)           party is in breach of this Agreement and has failed to cure such breach within fifteen (15) days of the receipt of written notice of breach from the non–breaching party; or

(F)           for any reason by either party upon thirty (30) days’ written notice to the other party;

provided that, if this Agreement is terminated by Advisor under Section 6(e) or by the Company under Section 6(f), and Advisor thereafter provides services to the Company, including, without limitation, attending, testifying at or otherwise assisting the Company at any trial in the Company’s medicated patch patent infringement litigation, then Advisor shall be compensated for such services at the rate of $250 per hour, subject to maximums of $3,000 per day and $10,000 per week.

7.           Miscellaneous.

(a)           Entire Agreement.  This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(b)           Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(d)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

(e)           Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

(f)           Modification, Amendment, Waiver or Termination.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

(g)           Notices.  All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e–mail addressed to the receiving party at the address set forth below.  All such communications shall be effective when received.

As to the Company

LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501
Attention: Chief Executive Officer

As to Advisor

Judd A. Berlin
9115 Strada Place
Naples, Florida 34108

Any party may change the address set forth above by notice to each other party given as provided herein.

(h)           Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)           Governing Law.  ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(j)           Third–Party Benefit.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(k)           No Waiver.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by the Company of any right or any breach by Advisor shall constitute a waiver of any other right or breach by Advisor.

(l)           Jurisdiction and Venue.  THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN TEXARKANA, TEXAS, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT.  IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE–DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

(m)           Remedies.  The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

(n)           Foreign Earned Income Exclusion.  The Company will also reimburse you in the amount of $30,000 if, in the course of performing your duties as Chairman of the Board of Directors of the Company and/or providing the Services hereunder (including attending, testifying at or otherwise assisting the Company at any trial as described in the proviso to Section 6 of this Agreement), you are required to be physically present in the United States for more than 30 days within any calendar year after 2010 and, as a result, forfeit the benefit of the Foreign Earned Income Exclusion under the U.S. Internal Revenue Code of 1986, as amended (the Reimbursement Fee”).  For the avoidance of doubt, the obligations of the Company set forth in this Section 7(n) are in addition to, and do not supersede or in any way modify, the Company’s current obligation to pay Mr. Berlin the Reimbursement Fee as a result of Mr. Berlin’s physical presence in the United States for more than 30 days during the 2010 calendar year in connection with Mr. Berlin’s performance of his duties as the Company’s then chief executive officer and chief financial officer.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

COMPANY

LecTec Corporation

By:	/s/ Greg Freitag
Name: Greg Freitag
Its: Chief Executive Officer

ADVISOR

/s/ Judd Berlin
Judd Berlin

EXHIBIT A
Services

(1)           Medicated Patch Patent Infringement Litigation.  At the Company’s direction, Advisor shall provide advice, guidance and other services with respect to the Company’s patent infringement litigation against Chattem, Inc. and Prince of Peace Enterprises, Inc. related to the Company’s medicated patch technology, including, without limitation, attending, testifying at or otherwise assisting the Company at any trial held in this litigation.

(2)           Business Opportunities in Asia.  At the Company’s direction, Advisor shall provide services with respect to developing the Company’s business in Asia, particularly with respect to the Company’s hand sanitizing patch technology.